Exhibit 10.1

BARCLAYS

Seventh Avenue

New York, New York 10019

CONFIDENTIAL

December 1, 2017

TTM Technologies, Inc.

1665 Scenic Avenue

Suite 250

Costa Mesa, California 92626

Attention: Todd Schull, Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays” or the “Initial Lead Arranger” and, together with each additional lead arranger and joint bookrunner that becomes a party to this Commitment Letter as an additional “Lead Arranger” pursuant to paragraph 2 hereof, the “Lead Arrangers”) (together with each assignee that becomes a party to this Commitment Letter as an additional “Commitment Lender” pursuant to paragraph 2 hereof, the “Commitment Lenders”; and together with the Lead Arrangers, the “Commitment Parties”, “us” or “we”) that TTM Technologies, Inc., a Delaware corporation (“you” or the “Borrower”), intends to acquire (the “Acquisition”), directly or indirectly through a wholly-owned subsidiary of the Borrower, all of the outstanding equity interests of Anaren Holding Corp. (the “Target”) pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, among you, Anaren Holdings LLC (the “Seller”) and Target, and to consummate the other transactions described on Exhibit A hereto (collectively, the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

In connection with the foregoing, you have requested that:

i.	we (x) agree to structure, arrange and syndicate secured credit facilities comprised of an incremental senior secured term loan facility under that certain Credit Agreement, dated as of May 31, 2015 (as amended by that certain First Amendment dated as of September 27, 2016, that certain Second Amendment dated as of September 28, 2017, and as otherwise amended from time to time, the “Existing Credit Agreement”), among the Borrower and the other parties thereto, in the initial aggregate principal amount of $700,000,000 (the “Incremental Facility”), less the net proceeds of any senior unsecured notes actually issued in lieu of the Incremental Facility (and actually available for the purposes contemplated hereby with respect to the Incremental Facility), to finance, in part, the purchase price of the Acquisition and (y) solicit the approvals (the “Required Approvals”) of the Required Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement for an amendment of the Existing Credit Agreement to permit the incurrence of the Incremental Facility concurrent with or prior to the consummation of the Acquisition, subject only to the conditions set forth on Exhibit C hereto (the “Amendment”); and

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ii.	we commit to provide a senior secured term loan facility (the “Backstop Facility”; the Incremental Facility and/or the Backstop Facility, as applicable, the “Facilities”) to refinance the Existing Credit Agreement and to finance, in part, the purchase price of the Acquisition if the Incremental Facility has not been fully funded concurrent with or prior to the consummation of the Acquisition; provided, that any such Backstop Facility will be made on terms substantially identical to those set forth in the Term Sheet (as defined below), with the following exceptions:

a.	the Backstop Facility will consist of term loans (the “Backstop Loans”) in the initial aggregate principal amount of $1,050,000,000, less the net proceeds of any senior unsecured notes actually issued in lieu of the Backstop Facility (and actually available for the purposes contemplated hereby with respect to the Backstop Facility);

b.	the Backstop Loans will mature seven years after the Closing Date (the “Backstop Loans Maturity Date”);

c.	with respect to Incremental Term Facilities (as defined in the Term Sheet), (a) the maturity date and weighted average life to maturity test shall be measured against the Backstop Loans rather than the Existing Term Loans and (b) subclause (x) of clause (vii) relating to limitations on the all-in yield of any such Incremental Term Facilities shall be disregarded (but, for the avoidance of doubt, subclause (y) shall apply);

d.	the Facility Documentation for the Backstop Facility will incorporate modifications to reflect the Amendment;

Further, for the purpose of interpreting the Term Sheet as it would apply to the Backstop Facility, (I) references to “the Incremental Facility” shall be deemed to be references to “the Backstop Facility”, (II) references to “the New Term Loans” and “the Term Loans” shall be deemed to be references to “the Backstop Loans”, (III) references to “the Existing Term Loans” shall be disregarded and (IV) references to “the Maturity Date” shall be deemed to refer to the “Backstop Loans Maturity Date”.

1. Commitments

In connection with the Transactions, the Initial Lead Arranger is pleased to advise you of its commitment to provide 100% of the principal amount of the Incremental Facility or, if applicable, 100% of the principal amount of the Backstop Facility, in each case on the Closing Date (as defined below) upon the terms set forth in this Commitment Letter and the Term Sheet and subject only to the conditions set forth in Exhibit C. Furthermore, the Initial Lead Arranger is pleased to advise you of its agreement to solicit the Required Approvals. Our commitments in respect of the Backstop Facility shall terminate automatically if and to the extent the Required Approvals are obtained and the Amendment becomes effective concurrent with or prior to the consummation of the Acquisition (the date on which the Amendment becomes effective, the “Backstop Commitment Termination Date”).

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2. Titles and Roles

It is agreed that the Lead Arrangers will act as joint lead arrangers and bookrunners for the Facilities and for the solicitation of the Required Approvals. The Lead Arrangers in such capacity will perform the duties and exercise the authority customarily associated with such role.

It is understood that you shall have the right to appoint, with up to 55% of the economics and commitment amounts for the Facilities in the aggregate, additional banks, financial institutions or other persons as lead arrangers, agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers (any such lead arranger, agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager, an “Additional Agent”) within 15 business days following the date of acceptance by you of this Commitment Letter; provided, that (a) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliate), (b) no Additional Agent shall have greater economics than the Initial Lead Arranger and (c) to the extent you appoint Additional Agents and/or confer additional titles in respect of the Facilities on the Additional Agents, the economics allocated to, and the commitment amounts of, the Commitment Lender in respect of the Facilities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliates), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Commitment Lender,” and/or “Lead Arranger,” as applicable, under this Commitment Letter and the Fee Letter.

Other than the foregoing, you agree that no other lead arrangers, agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by Exhibit B (the “Term Sheet”) and the Fee Letter referred to below and other than in connection with any additional appointments referred to above) will be paid to any Lender in connection with the Facilities unless you and we shall so agree.

3. Syndication and Solicitation of Required Approvals

We reserve the right to syndicate the Facilities to a group of lenders identified by us and approved (such approval not to be unreasonably withheld, conditioned or delayed) by you (together with the Commitment Lenders, the “Lenders”); provided that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, and to solicit Required Approvals, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of a Commitment Lender’s commitments hereunder or the receipt of Required Approvals prior to the date of the consummation of the Acquisition and the Closing Date shall not be a condition to such Commitment Lender’s commitments or the funding of the Facilities on the Closing Date; (ii) except as provided above with respect to appointment of Additional Agents, and upon the joinder of such Additional Agent as a Commitment Lender pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent, no Commitment Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) no assignment or novation shall become effective with respect to all or any portion of any Commitment Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (iv) unless you otherwise agree in writing, each Commitment Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has

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occurred. The Commitment Parties and you will consult regarding the commencement of syndication efforts and efforts to solicit the Required Approvals at a time to be mutually to be agreed upon, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to actively assist to the extent consistent with the Purchase Agreement), in each case until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, the Commitment Parties in completing a syndication and soliciting the Required Approvals reasonably satisfactory to the Commitment Parties and to you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts and the solicitation of the Required Approvals benefit from your and your affiliates’ existing banking relationships and, to the extent consistent with the Purchase Agreement, the existing banking relationships of the Target, (B) direct contact between your senior management and advisors and the proposed Lenders at times and locations reasonably acceptable to you (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (C) to the extent requested by the Lead Arrangers, your preparing and providing to the Commitment Parties (and, to the extent consistent with the Purchase Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all information with respect to you and your subsidiaries (and the Target and its subsidiaries and the Acquisition), including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Facilities and the solicitation of the Required Approvals and your assistance (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to cause Target to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication and the solicitation of the Required Approvals (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Parties, of a meeting, which may be telephonic, of prospective Lenders at a time and location, if applicable, to be mutually agreed (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings), (E) your using your commercially reasonable efforts to obtain ratings for the Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) prior to the launch of the syndication and the solicitation of the Required Approvals and (F) your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities or syndicated bank financing (other than the Facilities and any senior unsecured notes issued in lieu of all or a portion of the Facilities) or announcement thereof by or on behalf of you and your subsidiaries, your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or syndicated bank financing (other than the Facilities) or announcement thereof by or on behalf of the Target and its subsidiaries, in each case that could reasonably be expected to materially impair the primary syndication of the Facilities or the solicitation of Required Approvals (it being understood that any replacements, extensions and renewals of existing indebtedness of the Target and its subsidiaries that matures prior to the Closing Date, any indebtedness in the ordinary course of business of the Target or its subsidiaries and other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement shall not be subject to this clause). Upon the request of any Commitment Party, you will furnish, for no fee, to such Commitment Party an electronic version of your and your subsidiaries’ corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Facilities and the solicitation of the Required Approvals (the “License”); provided, however, that the License shall be used solely for the purpose described above and in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect you and your subsidiaries; provided, further, that the License may not be assigned or transferred. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Target or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Target or

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your or its respective subsidiaries and affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the rating referenced above nor the compliance with any of the other provisions set forth in this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of the syndication and the solicitation of the Required Approvals, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and to solicit the Required Approvals and each Commitment Party is acting solely in the capacity of an arm’s-length contractual counterparty to the Borrower with respect to the arrangement of the Facilities and not as a financial advisor or fiduciary to, or an agent of the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that, no Commitment Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by a Commitment Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and its lending affiliates, and shall not be on behalf of the Borrower.

In addition, you have retained Barclays Capital Inc. as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition, and you agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, Barclays’ and its affiliates’ relationships with you as described and referred to herein. Notwithstanding anything to the contrary, Barclays agrees that nothing contained herein shall affect the Financial Advisor’s obligations under that certain letter agreement, dated August 23, 2017, between the Borrower and Financial Advisor.

At the reasonable request of the Commitment Parties, you agree to use commercially reasonable efforts to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Facilities, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding

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and closing memoranda) and (c) notifications of changes in the terms of the Facilities may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI. Such authorization letter and each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and your subsidiaries and affiliates and us with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

4. Information

You hereby represent and warrant (provided that (i) the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date, subject to paragraph 7 hereof and (ii) such representation and warranty with respect to the Target prior to the Closing Date, its operations or assets, is made only to the best of your knowledge), (a) all written information and written data (such information and data, other than (i) projections, financial estimates, forecasts and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry-specific nature, the “Information”) that has been or will be made available to the Lead Arrangers by or on behalf of you or the Target in connection with the Transactions or any of your or their representatives, taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or the Target or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are provided to the Lead Arrangers; it being understood that the Projections are predictions as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that such differences may be material. You agree that if, at any time prior to earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to any such Information and Projections relating to the Target, its subsidiaries or their respective operations or assets, use your commercially reasonable efforts to cause the Target to) promptly supplement the Information and the Projections so that (with respect to Information relating to the Target, its subsidiaries or their respective operations or assets, to the best of your knowledge), such representations will be correct in all material respects under those circumstances on such date. You understand that in arranging and syndicating the Facilities and soliciting the Required Approvals we may use and rely on the Information and Projections without independent verification thereof.

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5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in Exhibit C under the heading Conditions (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Facility Documentation (as defined in Exhibit B)) other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Facilities shall occur).

7. Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) in the Facility Documentation, and (B) such of the representations and warranties made by or on behalf of the Target and/or the Seller in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that accuracy of any such representations or warranties is a condition to the obligations of the Borrower (or any affiliate thereof) to close under the Purchase Agreement or the Borrower (or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Purchase Agreement as a result of a breach of such representations or warranties in the Purchase Agreement (the “Target Representations”), (ii) subject to this paragraph 7, the terms of the Facility Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the Funding Conditions are satisfied (or waived by the Initial Lead Arranger) and (iii) to the extent any Collateral or any security interest therein (other than assets with respect to which a lien or security interest may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates of the Borrower and its material domestic Subsidiaries required as collateral pursuant to the Term Sheet, together with undated stock powers executed in blank to the extent possession of such certificates perfects a security interest therein) is not provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 30 days after the Closing Date (subject to extensions granted by the Administrative Agent (as defined in Exhibit B) in its reasonable discretion). Those matters that are not covered by or made clear under the provisions of this Commitment Letter shall be, subject to the Documentation Principles (as defined in Exhibit B), negotiated in good faith and are subject to the approval and agreement of us and you; provided that nothing in the Facility Documentation shall increase or expand the conditions to initial funding set forth in Exhibit C and, in all other respects, that such approvals and agreements shall be in a manner that is consistent with the Term Sheet and, with respect to other terms, the Documentation Principles. For purposes hereof, “Specified Representations” means the representations and warranties set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or governing documents and agreements governing Material Indebtedness (as defined in the Existing Credit Agreement)), 4.11, 4.14, 4.16, 4.19, 4.20 and 4.24 of the Existing Credit Agreement.

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Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement. This paragraph is referred to as the “Limited Conditionality Provision”.

8. Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their and their affiliates’ respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other out-of-pocket expenses (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole, in each such relevant jurisdiction)) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the bad faith, willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) a material breach of the obligations of such indemnified person or any of its Related Parties under this Commitment Letter, the Fee Letter or the Facility Documentation or (iii) disputes or Proceedings that are brought by an indemnified person against any other indemnified person (other than any claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Facilities) to the extent such disputes do not arise from any act or omission of you or any of your affiliates and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties and their respective affiliates for all reasonable and documented out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the agreements hereunder (including due diligence expenses, syndication expenses, expenses relating to the solicitation of the Required Approvals, travel expenses, and the reasonable fees, charges and disbursements of the one firm of primary external counsel identified in the Term Sheet and if reasonably necessary, of one local counsel in any relevant jurisdiction and of special counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter and the Facility Documentation) or the administration, amendment, modification or waiver thereof (it being understood, however, that no such amounts shall be due on the Closing Date except to the extent set forth in paragraph 5 of Exhibit C); provided that the Commitment Parties will use reasonable efforts to notify you when reimbursable legal expenses of primary external counsel exceed $100,000 and at each $50,000 increment thereafter. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person). No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of such indemnified person (or any of its Related Parties) or a material breach of the obligations of such indemnified person (or any of its Related Parties) under this

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Commitment Letter, the Fee Letter or the Facility Documentation. None of the indemnified persons or you, the Target or any of your affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities the use of proceeds thereof or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations in respect of any such damages incurred or paid by an indemnified person to a third party.

Notwithstanding the foregoing, to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction to have considered such matter that an indemnified person is not entitled to indemnification because such loss, claim, damage or liability resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its Related Parties or the material breach in bad faith of the obligations of such indemnified person or any of its Related Parties under the Commitment Letter, the Fee Letter or the Facility Documentation, then such indemnified person will refund to you any portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of such indemnified person which is the subject of such finding.

9. Sharing of Information, Affiliate Activities

You acknowledge that each Commitment Party and their respective affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Parties or their respective affiliates of services for other companies, and none of the Commitment Parties will furnish such information to other companies. You also acknowledge that none of the Commitment Parties has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each of the Commitment Parties is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the any of the Commitment Parties or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

10. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to use commercially reasonable efforts to inform us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof) may be

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disclosed to the Seller, the Target and their respective officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (d) disclosure of the aggregate fee amount contained in any fee letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses to the extent customary in any syndication or other marketing material in connection with the Facility or in connection with any public filing requirement or other regulatory requirement, (e) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Facilities and (f) to the extent portions thereof have been redacted in a manner reasonably satisfactory to the Initial Lead Arranger, you may disclose the Fee Letter and the contents thereof to the Target, its selling stockholders and their respective officers, directors, equityholders, employees, attorneys, accountants, and advisors, on a confidential basis.

Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Borrower and the Borrower Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facilities.

The Commitment Parties shall use all nonpublic information received by them in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, in connection with obtaining the ratings described in paragraph 2 hereof, in consultation and coordination with you, (b) to any Lenders or participants or prospective Lenders or participants or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or their respective obligations, (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority or self-regulatory organization having jurisdiction or oversight over such Commitment Party or its affiliates (in which case such Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law, except in connection with any request as part of a regulatory or bank examination or an inquiry by a self-regulatory body in the ordinary course), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who need to know such information and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or any potential counterparty (or its advisors) referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or such potential counterparty (or its advisors) that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information (including in connection with solicitation of approvals such as the Required Approvals), which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information. The Commitment Parties’ obligations under this paragraph will automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and delivery thereof and in any event will automatically terminate two years following the date of this Commitment Letter.

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11. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Facility Documentation upon the funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder in full but not in part at any time upon written notice to them from you, subject to your surviving obligations as set forth in the preceding sentence and in the Fee Letter.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to Barclays executed counterparts of this Commitment Letter and the Fee Letter not later than 9:00 p.m., New York City time, on December 1, 2017. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (a) the closing of the Acquisition without the use of the Facilities, (b) the termination of the Purchase Agreement prior to the closing of the Acquisition or the date of abandonment of the Acquisition or termination of your obligations under the Purchase Agreement to consummate the Acquisition in accordance with the terms thereof and (c) 5:00 p.m., New York City time, on the fifth Business Day following the “End Date” (as defined in the Purchase Agreement and as it may be extended in accordance with the Purchase Agreement).

[Signature pages follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Jill Schwartz
	Name:	Jill Schwartz
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

TTM TECHNOLOGIES, INC.

By:	/s/ Daniel J. Weber
	Name:	Daniel J. Weber
	Title:	Senior Vice President and General Counsel

[Signature Page to Commitment Letter]

EXHIBIT A

PROJECT AGILITY

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

The Borrower intends to consummate the Acquisition as described below.

In connection with the foregoing, it is intended that:

a.	TTM Technologies, Inc., a Delaware corporation (the “Borrower”), intends to acquire (the “Acquisition”) directly or indirectly through a wholly-owned subsidiary of the Borrower, all of the outstanding equity interests of Anaren Holding Corp. (the “Target”) pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) to be entered into with Anaren Holdings LLC (the “Seller”) and Target. Following the Acquisition, 100% of the outstanding equity interests of the Target will be owned, directly or indirectly, by the Borrower.

b.	The Borrower shall fund the portion of the purchase price for the Acquisition that is not funded with proceeds of the Facilities from cash on hand and/or cash from borrowings under revolving credit facilities (collectively, the “Cash Funding”).

c.	The Borrower will either (i) obtain the Required Approvals and borrowings under the Incremental Facility, the proceeds of which will be used to fund a portion of the purchase price for the Acquisition or (ii) if the Incremental Facility is not fully funded concurrent with or prior to the consummation of the Acquisition, obtain the Backstop Facility, the proceeds of which will be used to refinance the Existing Term Facility and to fund a portion of the purchase price for the Acquisition.

d.	In connection with the consummation of the Transactions, all outstanding indebtedness of the Target under (i) the First Lien Credit Agreement, dated February 18, 2014, among the Seller, the Target and the other parties thereto and (ii) the Second Lien Credit Agreement, dated February 18, 2014, among the Seller, the Target and the other parties thereto (the “Existing Facilities”) will be repaid in full (the “Refinancing”).

The date of the initial funding of the Facilities is referred to herein as the “Closing Date”. The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions.”

A-1

EXHIBIT B

PROJECT AGILITY

$700,000,000 INCREMENTAL SENIOR SECURED TERM FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Incremental Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and the other Exhibits to such Commitment Letter.

1. PARTIES

Borrower:	TTM Technologies, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries (collectively, the “Guarantors”; together with the Borrower, the “Loan Parties”).

Lead Arrangers and Bookrunners:	Barclays Bank PLC and others, if any, to be appointed (in such capacity, the “Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers (collectively, the “Lenders”).

2. FACILITY

The Incremental Facility

Type and Amount:	A seven-year senior secured incremental term loan B (the “Incremental Facility”) in the amount of $700.0 million (the loans thereunder, the “New Term Loans”; collectively with the existing term loans under the Existing Credit Agreement (the “Existing Term Loans”) and any term loans under the Incremental Term Facility, the “Term Loans”).

Maturity and Amortization:	The New Term Loans will mature on September 28, 2024 (or seven years after the Closing Date to the extent the New Terms Loans are not fungible with the Existing Term Loans) (the “Maturity Date”).

The New Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Incremental Facility. The balance of the New Term Loans will be repayable on the Maturity Date.

Availability:	The New Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the New Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the New Term Loans will be used, together with cash on hand and/or the proceeds of other indebtedness of the Borrower, (a) to finance a portion of the consideration for the Acquisition and (b) to pay fees, costs and expenses in connection with the Acquisition and the financing therefor.

Incremental Term Facilities:

The Facility Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities to the Existing Credit Agreement (each, an “Incremental Term Facility”); provided that (i) no Lender will be required to participate in any such Incremental Term Facility (and all or a portion of any Incremental Term Facility may be provided by new lenders), (ii) the loans under any such Incremental Term Facility shall rank pari passu in right of payment and security with the New Term Loans and the Existing Term Loans, (iii) no event of default or default exists or would exist after giving effect thereto (or, with respect to any Incremental Acquisition Term Facility (as defined in the Existing Credit Agreement), no payment or bankruptcy event of default exists or would exist after giving effect thereto), (iv) the aggregate principal amount of the Incremental Term Facilities shall not exceed (a) $200 million, plus, (b) the amount of all voluntary prepayments of the Term Loans (other than prepayments funded with long-term indebtedness), plus, (c) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Term Facility, the Consolidated First Lien Leverage Ratio (as defined in the Existing Credit Agreement) of the Borrower is no greater than 2.75:1.0 (provided that (i) in determining the Consolidated First Lien Leverage Ratio, the proceeds of such Incremental Term Facility shall be disregarded in determining unrestricted cash and cash equivalents and (ii) if the Borrower incurs indebtedness under sub-clauses (a) and/or (b) of this clause (iv) on the same date that it incurs indebtedness under sub-clause (c) of this clause (iv), then the Consolidated First Lien Leverage Ratio will be calculated without giving regard to any incurrence of indebtedness under sub-clauses (a) and/or (b), as applicable), (v) the representations and warranties in the Facility Documentation (or, with respect to an Incremental Term Facility to be used for acquisitions, customary limited conditionality representations and warranties) shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term

Facility, (vi) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Existing Term Loans (except as necessary (if applicable) to make any such Incremental Term Facility fungible with the Incremental Facility obtained in connection with the Acquisition, the Existing Term Loans or any other outstanding Incremental Term Facility), (vii) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility incurred within (x) 12 months of the closing date of the Existing Credit Agreement for the Existing Term Loans and any New Term Loans if the New Term Loans are made fungible with the Existing Term Loans and (y) within 6 months of the Closing Date for New Term Loans if they are not made fungible with the Existing Term Loans, will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the Existing Term Loans or New Term Loans, as applicable, unless the interest rate margins with respect to the Existing Term Loans or New Term Loans, as applicable, is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the Existing Term Loans or New Term Loans, as applicable, minus 0.50%, (viii) the Borrower shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent and (ix) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided, further that, to the extent such terms and documentation are not consistent with the Existing Term Loans (except to the extent permitted by clause (vi) or (vii) above), they shall be reasonably satisfactory to the Administrative Agent. The proceeds of the Incremental Term Facility shall be used for general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions, investments and other uses not prohibited by the Facility Documentation.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

New Term Loans may be prepaid, in whole or in part without premium or penalty (except as provided below), in minimum amounts to be reasonably and mutually agreed, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied as directed by the Borrower.

Any (a) voluntary prepayment of the New Term Loans using proceeds of indebtedness incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness for which the all-in yield (calculated as described under “Incremental Term Facilities” above) on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the New Term Loans on the date of such prepayment and (b) repricing of the New Term Loans pursuant to an amendment to the Facility Documentation resulting in the all-in yield thereon on the date of such amendment being lower than the all-in yield on the date immediately prior to such amendment shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of New Term Loans outstanding immediately prior to such amendment) if such voluntary prepayment is made or such repricing occurs on or prior to the six-month anniversary of the Closing Date (the “Soft Call Date”); provided that no such prepayment fee shall be required in connection with a Transformative Acquisition (as defined below).

“Transformative Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries of an unrelated third party that is either (a) not permitted by the terms of the Facility Documentation immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Facility Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Facility Documentation for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower acting in good faith).

Mandatory Prepayments:	Mandatory prepayments of New Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower and its subsidiaries (subject to exceptions and reinvestment rights as set forth in the Existing Credit Agreement);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its subsidiaries (other than indebtedness permitted by the Facility Documentation);

(c) 50% (with stepdowns to 25% and 0% when the Consolidated First Lien Leverage Ratio is less than or equal to 2.5:1.0 and 2.0:1.0, respectively) of annual Excess Cash Flow (as defined in the Existing Credit Agreement) of the Borrower and its subsidiaries.

Each mandatory prepayment of Term Loans shall be applied as between the Existing Term Loans, the New Term Loans and any Incremental Term Facility (unless the Lenders under such Incremental Term Facility agree otherwise) pro rata, and within each facility, applied to installments thereof as directed by the Borrower (and if not so directed, in direct order of maturity).

Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (c) above shall be limited to the extent that the Borrower determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds or such repatriation would be prohibited by applicable law.

Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment, and any such declined prepayment may be retained by the Borrower and shall be an addition to the Available Amount (as defined in the Existing Credit Agreement).

Prepayments Below Par:	The Facility Documentation shall provide that, so long as no default or event of default has occurred and is continuing, Term Loans may be prepaid below par on a non-pro rata basis through Dutch auction or similar procedures to be agreed that are offered to all Lenders holding Term Loans of the applicable tranche on a pro rata basis in accordance with procedures and subject to restrictions to be agreed; provided that the proceeds of loans pursuant to the ABL Credit Agreement, dated as of May 31, 2015, by and among the Borrower, the several lenders from time to time party thereto, JPMorgan Chase Bank as administrative agent, Barclays as syndication agent and the other financial institutions party from time to time thereto (as amended, restated, amended and restated or otherwise modified from time to time, the “ABL Facility”), shall not be used to make such prepayments. Any Term Loan so prepaid shall automatically be canceled and retired.

4. COLLATERAL

Collateral:	The Incremental Facility will be secured on a pari passu basis with the Existing Term Loans under the Existing Credit Agreement.

The lien priority, relative rights and other creditors’ rights issues in respect of the Term Loans and the ABL Facility shall be subject to the Intercreditor Agreement, dated as of May 31, 2015, by and among JPMorgan Chase Bank, as ABL Representative, JPMorgan Chase Bank, as Term Loan Representative, and the other parties from time to time thereto (the “Intercreditor Agreement”), or such other intercreditor agreement reasonably satisfactory to the Administrative Agent (the Intercreditor Agreement or such other intercreditor agreement, the “Applicable Intercreditor Agreement”).

5. CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Incremental Facility on the Closing Date will be subject to the conditions precedent set forth in Exhibit C to the Commitment Letter (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

6. DOCUMENTATION

Facility Documentation:	The Incremental Facility will be effected pursuant to a document (the “Incremental Agreement”), duly executed by each Lender, the Borrower and the Administrative Agent, which shall contain terms and conditions consistent with this Summary of Terms and Conditions and will not contain any condition to funding that is not expressly set forth on Exhibit C. The Incremental Agreement, the Existing Credit Agreement and the existing other documentation governing the Term Loans are collectively referred to herein as the “Facility Documentation.” With respect to the terms and conditions of the Incremental Facility and any Closing Deliverables, such terms, conditions and Closing Deliverables shall be consistent with this Summary of Terms and Conditions and the Limited Conditionality Provision and, taking into account any unique circumstances relating to the Acquisitions and the financing therefor, otherwise be no more restrictive or burdensome to the Borrower than the comparable documents in connection with the closing of the Existing Credit Agreement (collectively, the “Documentation Principles”); provided that neither the Incremental Facility nor any Closing Deliverable shall contain any condition to funding other than as expressly set forth on Exhibit C.

Financial Covenants:	None.

Representations and Warranties:	As set forth in the Existing Credit Agreement and limited to financial statements (including pro forma financial statements); absence of undisclosed material liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Facility Documentation; no material conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; anti-corruption laws, bribery and sanctions; subsidiaries; capital stock; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; priority of liens securing the Term Loans; status of the Term Loans as senior debt; Regulation H; and no Loan Party being an EEA Financial Institution (to be defined in a customary manner).

Affirmative Covenants:	As set forth in the Existing Credit Agreement and limited to delivery of financial statements, reports, projections, officers’ certificates and other information reasonably requested by the Lenders; payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with anti-corruption, bribery and sanctions laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); designation of subsidiaries; maintenance of monitored public corporate family/corporate credit and facility ratings; and deposit account control agreements.

Negative Covenants:	As set forth in the Existing Credit Agreement and limited to limitations on: indebtedness (including guarantee obligations and preferred stock of subsidiaries); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; prepayments and modifications (but not permitted refinancings) of subordinated, junior lien and other material debt instruments, including the Borrower’s convertible notes; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and use of proceeds in compliance with anti-corruption, bribery and sanctions laws.

Events of Default:	As set forth in the Existing Credit Agreement and limited to nonpayment of principal when due; nonpayment of interest, fees or other amounts after five days; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to grace periods as set forth in the Existing Credit Agreement); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or intercreditor or non-perfection of any security interest; and change of control.

The occurrence of an event of default under the ABL Facility (other than a payment event of default) shall not constitute an event of default under the cross-default provisions of the Existing Credit Agreement unless the amount outstanding under the ABL Facility exceeds $25 million and until the earliest of (x) 30 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the acceleration of the obligations under the ABL Facility or (z) the exercise of secured creditor remedies by the ABL Facility administrative agent and/or the lenders under the ABL Facility as a result of such event of default.

Voting:	As set forth in the Existing Credit Agreement.

Assignments and Participations:	As set forth in the Existing Credit Agreement.

Unrestricted Subsidiaries:	As set forth in the Existing Credit Agreement.

EU Bail-In Provisions	As set forth in the Existing Credit Agreement.

Yield Protection:	As set forth in the Existing Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit A

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the New Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the NYFRB Rate (as defined below) plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month appearing on the Reuters Screen LIBOR01 Page (but in no event less than zero) plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Incremental Facility be less than 1.00% per annum.

“NYFRB Rate” means, for any day, the greater of (a) the federal funds effective rate and the Overnight Bank Funding Rate (as defined below); provided that if none of such rates are published for any day that is a business day, the term “NYFRB” means the rate for a federal funds transaction quoted at 11:00 a.m. New York time on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page or LIBOR02 Page published by Reuters (as such rate is administered by ICE Benchmark Association); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate for the Incremental Facility (before giving effect to any adjustment for reserve requirements) be less than 0.00% per annum.

B-I-1

“Applicable Margin” means (a) 1.50% in the case of ABR Loans and (b) 2.50% in the case of Eurodollar Loans.

“ABR Loans” means New Term Loans bearing interest based upon the ABR.

“Eurodollar Loans” means New Term Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears, on the first day of each calendar quarter.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount under the Incremental Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to New Term Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

EXHIBIT C

PROJECT AGILITY

Conditions

Under the credit documentation for the Facilities, the initial borrowing under the Facilities shall be subject solely to the satisfaction or waiver of the following conditions (in each case, subject to the Limited Conditionality Provision):

1. The Facility Documentation shall have been executed and delivered by the Borrower and the Guarantors, and the Borrower and the Guarantors shall have executed and delivered the following (the “Closing Deliverables”) in form and substance consistent with the Commitment Letter (including the Documentation Principles) and the Fee Letter and subject to the Limited Conditionality Provision: (a) customary closing certificates (limited to (i) a solvency certificate from an authorized senior financial officer of the Borrower in substantially the form and substance attached hereto as Annex I; (ii) evidence of authority; (iii) charter documents; (iv) good standing certificates; (v) borrowing notices; and (vi) customary officers’ incumbency certificates; (vii) customary officer’s closing certificates); provided that such certificates shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of all representations and warranties, but may include a representation or statement that the conditions under this Exhibit C are satisfied and (b) customary legal opinions with respect to the Facilities, in each case consistent with the Documentation Principles.

2. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications, amendments or waivers or consents thereto that are materially adverse to the Lenders or the Lead Arrangers without the prior written consent of the Initial Lead Arranger (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders or the Lead Arrangers so long as such decrease is allocated (i) first, to reduce the amount of the Cash Funding to the extent it exceeds the amount set forth in paragraph (b) of Exhibit A and (ii) second, to reduce the amount of funded debt on the Closing Date, (b) any increase in the purchase price shall not be materially adverse to the Lenders or the Lead Arranger so long as such increase is funded either with (i) cash on hand (not representing proceeds of debt), (ii) equity proceeds, (iii) debt under the Borrower’s existing revolving credit facilities in an amount up to $75.0 million (or such greater amount to be mutually agreed between the Borrower and Lead Arrangers) or (iv) term debt up to an amount to be mutually agreed between the Borrower and Lead Arrangers and (c) any change to Section 2.3 of the Purchase Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arrangers).

3. The Target Representations and Specified Representations shall be true and correct as of the Closing Date (or true and correct as of a specified date, if earlier), in all material respects (or if qualified by materiality, in all respects).

4. Since the date of the Purchase Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect (as such term is defined in the Purchase Agreement).

5. All costs, fees, expenses (including without limitation legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties and/or the Lenders shall have been paid to the extent due and to the extent a reasonably detailed invoice has been delivered to the Borrower at least three business days prior to the scheduled closing.

6. The Initial Lead Arranger shall have received (a) the audited consolidated balance sheets of the Target and its applicable subsidiaries for the 2015, 2016 and 2017 fiscal years and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Target and its applicable subsidiaries for such fiscal year and (b) the unaudited consolidated balance sheet of the Target and its subsidiaries as of September 30, 2017 and the unaudited consolidated statements of income and cash flows of the Target and its subsidiaries for the three-month period ended September 30, 2017. The Initial Lead Arranger hereby acknowledges the receipt of the financial statements referred to in clause (a) and clause (b).

7. The Lenders shall have received at least three business days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Initial Lead Arranger at least ten days prior to the Closing Date about the Borrower and its subsidiaries that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. Subject to the Limited Conditionality Provision and to the extent required by the terms of the Existing Credit Agreement, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral of the Guarantors and the Borrower to be acquired in the Acquisition shall have been executed and delivered to the Administrative Agent (including customary lien searches in each relevant jurisdiction) and, if applicable, be in proper form for filing.

9. In connection with the consummation of the Transactions, the Refinancing shall have been consummated.